Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CALL
Prime Retail, Inc.:
July 8, 2003	Investors:	Robert A. Brvenik
President and Chief Financial
Officer
(410) 234-1750

	Media:	Steven A. Sless
Director - Public Relations
(410) 234-8333

The Lightstone Group, LLC:
David W. Lichtenstein
President and Chief Executive Officer
(732) 367-0129

	Media:	Michael D. Beckerman
Beckerman Public Relations
(908) 781-6420
michael@beckermanpr.com

THE LIGHTSTONE GROUP ENTERS INTO AGREEMENT
TO ACQUIRE PRIME RETAIL, INC.

BALTIMORE — Prime Retail, Inc. (the “Company’’) (OTC Bulletin Board: PMRE, PMREP, PMREO) and The Lightstone Group, LLC (“Lightstone”), a New Jersey-based real estate company, announced today that an affiliate of Lightstone has agreed to acquire the Company (the “Acquisition”).  The Acquisition will be effected in accordance with the terms of a merger agreement (the “Merger Agreement”) entered into today between Prime Outlets Acquisition Company, LLC (the “Buyer”), a Delaware limited liability company which is an affiliate of Lightstone, and the Company, which provides for the Company to be merged with and into the Buyer.

The transaction, which will result in aggregate consideration of $115 million payable to the Company’s shareholders and unit holders, has a total value of approximately $638 million, including $523 million of debt expected to be assumed by the Buyer.  Under the terms of the agreement, each holder of the Company Series A preferred stock will receive cash in the amount of $16.25 per share, each holder of the Company Series B preferred stock will receive cash in the amount of $8.66 per share, and each holder of the Company common stock will receive cash in the amount of $0.18 per share.

The board of directors of the Company, as well as a special committee comprised of disinterested members of the board of directors, have approved the Acquisition and the Merger Agreement and recommended that the shareholders vote in favor of the resolutions to be proposed at a special meeting of the Company’s shareholders.  Because the Company’s charter does not address the allocation of consideration among the Company’s various classes of capital stock in the Acquisition, such allocation was recommended by the special committee and approved by the board of directors.  Houlihan Lokey Howard & Zukin Capital acted as financial advisor to the special committee and Houlihan Lokey Howard & Zukin Financial Advisors, Inc., an affiliate of Houlihan Lokey Howard & Zukin Capital, has provided an opinion to the special committee and the Company’s board of directors that the consideration to be received by each of the classes of the Company’s stock, considered independently, is fair to such respective classes, from a financial point of view.

Closing of the Merger Agreement is subject to a number of conditions including the approval of the Acquisition and the Merger Agreement by the holders of at least 66 2/3 % of both the Series A preferred and the Series B preferred, each voting separately as a class, and the approval of the holders of a majority of the common stock of the Company voting to both amend the charter of the Company and approve the transaction, as well as other customary consents and approvals.  The Acquisition is expected to be completed during the third or fourth quarter of 2003.  Formal documentation relating to the Acquisition and the Merger Agreement will be sent to the shareholders and limited partners of the Company.  This documentation will include notices of the special meeting and details of the Acquisition and the Merger Agreement and related matters.

Concurrent with the consummation of the Acquisition, the agreement of limited partnership of Prime Retail, L.P., the operating partnership through which the Company conducts substantially all of its business (the “Operating Partnership”), will be amended and restated (the “Amended Partnership Agreement”) pursuant to which holders of common units in the Operating Partnership (other than common units held by the Company) will have the opportunity to exchange all, but not less than all, of their units for a like number of preferred units in the Operating Partnership (“Preferred Unit”).  Each holder of Preferred Units will be entitled to require the Operating Partnership to redeem all of such holder’s Preferred Units for an amount per unit equal to $0.18 (the consideration paid for a share of common stock of the Company in the Acquisition) plus accrued and unpaid distributions at the rate of 6% per annum.  In addition, the Amended Partnership Agreement contains certain tax related provisions that, subject to certain exceptions, will benefit holders of Preferred Units for a period of seven years including restrictions on the sale of properties and requirements to allocate debt in a certain manner.

The Company has agreed to pay the Buyer a termination fee of $4.5 million, plus expenses of up to $1.5 million, if the Acquisition is not completed under certain circumstances, including the Company’s election to pursue an alternative transaction.  In certain other circumstances in which the Acquisition has not been completed, including the failure to obtain the shareholder approval of the Acquisition, a termination fee will not be payable but the Company has agreed to reimburse the Buyer for its expenses up to $3.5 million.

Commenting on the transaction, Glenn Reschke, chairman and chief executive officer of Prime Retail, stated, “We believe the proposed transaction will be beneficial to all of the various constituents associated with our Company.  For the three classes of our shareholders, it offers an opportunity to realize cash values that are well above the current market price for our securities in that the offer represents a premium of 66%, 57% and 42%, respectively, over the average closing price of $9.79 for the Series A preferred, $5.53 for the Series B preferred, and $0.127 for the common stock for the month of June, 2003.  For our tenants, the relationship with a well-capitalized real estate organization such as the Lightstone Group will provide us with the access to capital we need to finish the rehab of our centers and refine and expand our marketing efforts aimed at improving sales.  For our employees, the Buyer’s commitment to maintain the Company’s headquarters in Baltimore will be good news to the over 90 employees based here.”

“The merger with Prime Retail will provide a solid platform for Lightstone to further expand its real estate holdings into the retail arena, an area where I see great opportunity in the future,” said David Lichtenstein, president and chief executive officer of The Lightstone Group.

“In the past three years, the current management team at Prime Retail has done a good job of financially stabilizing the Company and reducing its considerable debt.  However, the Company nonetheless still lacks sufficient capital to reinvest in its assets to grow income and realize its full potential.  Our plan is to work with the talented team of professionals that the Company has assembled in Baltimore and provide the financial platform and capital needed to grow and expand the Company into other complementary forms of retail and entertainment.  I share the Company’s vision to become a dominant owner/operator of retail properties.”

Howard Amster and Gary Skoien, the two members of the Company’s board of directors who were elected by the Company’s preferred stockholders and who collectively own, 6% of the Company’s Series A preferred stock and 15% of the Company’s Series B preferred stock, have recommended approval of the transaction by all the shareholders of the Company.  They have also agreed to vote their shares in favor of the Acquisition, unless the recommendation of the Company’s board of directors is withdrawn.

Prime Retail is a self-administered, self-managed real estate investment trust engaged in the ownership, leasing, marketing and management of outlet centers throughout the United States.  Prime Retail currently owns and/or manages 37 outlet centers totaling approximately 10.4 million square feet of GLA.  Prime Retail also owns 154,000 square feet of office space.  Prime Retail has been an owner, operator and a developer of outlet centers since 1988. For additional information, visit Prime Retail’s website at www.primeretail.com.

Founded in 1988, The Lightstone Group has become one of the largest, private real estate companies in the industry. The Company owns/manages a diversified portfolio of 15,000 apartments as well as office, industrial and retail properties totaling more than 8.5 million square feet of space in 16 states and Puerto Rico.  Headquartered in Lakewood, New Jersey, The Lightstone Group employs over 400 professionals and maintains offices in Maryland, Virginia, California, and New York.  The Lightstone Group is currently embarked on an aggressive acquisition and expansion program throughout the United States.  For additional information, visit The Lightstone Group’s website at www.lightstonegroup.com.

Some of the statements contained herein which are not statements of historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance.  The words “believes,” “expects,” “anticipates,” “estimates” and similar words or expressions are generally intended to identify forward-looking statements.  Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.  Prime Retail accepts no responsibility for updating forward-looking statements.

INVESTOR NOTICE

Prime Retail plans to file with the SEC a proxy statement and other relevant documents concerning the Acquisition.  Investors of Prime Retail are urged to read the proxy statement when it is filed and any other relevant documents filed with the SEC because they will contain important information.  You will be able to obtain the documents, when they become available, free of charge at the website maintained by the SEC at www.sec.gov.  In addition, you may obtain documents filed with the SEC by Prime Retail free of charge by accessing the Company’s website or by requesting such documents in writing from Prime Retail, Inc., 100 East Pratt Street, 19th Floor, Baltimore, Maryland 21202 or by telephone at (410) 234-0782.

Prime Retail, its directors and executive officers and certain of Prime Retail’s employees may be deemed to be participants in the solicitation of proxies from the stockholders of Prime Retail in connection with the Acquisition.  These participants may have interests in the Acquisition, if consummated, including interests resulting from holding equity interests in Prime Retail or its operating partnership.  Information about the interests of directors and executive officers of Prime Retail and their ownership of securities of Prime Retail will be set forth in the proxy statement.

Investors should read the proxy statement carefully when it becomes available before making any voting or investment decisions.